EXHIBIT 99.1

Washington Banking Company Earns $13.3 Million, or $0.86 per Diluted Common Share in Third Quarter

 Year-to-Date Operating Profits Increase to $7.6 Million before Strong Gains on Acquisitions

OAK HARBOR, WA – October 28, 2010 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported its core banking business generated strong operating profits in the first nine months of 2010 augmented by two FDIC-assisted acquisitions, which contributed $17.5 million in pretax gains to third quarter earnings and $1.8 million to second quarter earnings. Before preferred dividends, net income grew to $13.7 million, compared to $4.6 million in the second quarter and $1.7 million for the third quarter a year ago. Net income available to common shareholders was $13.3 million or $0.86 per diluted common share in the third quarter, compared to $4.2 million, or $0.27 per diluted common share, in the second quarter, and $1.3 million, or $0.13 per diluted common share, in the third quarter a year ago.

Year-to-date, Washington Banking earned $20.3 million, compared to $4.5 million for the same period last year. For the first nine months of 2010, net income available to common shareholders, after preferred dividend payments increased to $19.0 million, or $1.23 per diluted common share, compared to $3.3 million, or $0.35 per diluted common share, for the first nine months of 2009.

“Our FDIC-assisted acquisition of North County Bank, which closed on September 24, produced a significant bargain purchase gain in the third quarter, but more importantly it is a solid geographical and cultural addition to our franchise,” said Jack Wagner, President and Chief Executive Officer. “We are also pleased with the contributions that the second quarter acquisition of CityBank brought to the franchise and believe both transactions will be successful on strategic and operational levels. In addition, our core franchise continues to be profitable and healthy. With all the accounting ‘noise’ from the acquisitions, we have included certain non-GAAP presentations that illustrate the earnings power of our franchise, which we hope will be useful to investors.”

The core operating earnings available to common shareholders, which exclude merger related costs and the bargain purchase gain on the FDIC-assisted transactions, totaled $2.5 million, or $0.16 per diluted common share, in the third quarter, compared to $3.3 million, or $0.22 per diluted common share, in the second quarter, and $1.3 million, or $0.13 per diluted common share in the third quarter a year ago. Year-to-date, core operations generated profits of $7.40 million, or $0.48 per diluted common share, up 130% from $3.3 million, or $0.35 per diluted common share in the first nine months of 2009. Core operating earnings and core operating earnings per share are non-GAAP financial measures; please refer to the GAAP reconciliation table in this release.

WBCO Reports Record 3Q10 Profits
October 28, 2010

Third Quarter 2010 Financial Highlights (September 30, 2010 compared to September 30, 2009)

  Capital ratios exceeded all regulatory requirements for well-capitalized institutions, with Total Risk Based Capital to risk-adjusted assets of 18.63% compared to 16.39%.
  Tangible book value per common share increased to $9.90 compared to $8.87.
  Deposits, excluding those acquired in both acquisitions, increased 7% year over year to $870 million. Deposits totaled $1.6 billion including the $741 million of total acquired deposits.
  Low cost demand, money market, savings and NOW accounts totaled $806 million and account for half of total deposits.
  Loans, excluding acquired assets, were $837 million, up $20.7 million from a year ago.
  Asset quality, while declining in the quarter, continues to be above average, with the nonperforming non-covered assets (NPAs) at 1.40% of total assets.
  The provision for loan losses was $4.0 million in the third quarter, an increase from the $2.6 million booked in the linked quarter and the $2.5 million provision in the third quarter a year ago.
  Loan loss reserves increased to 2.14% of loans, from 1.95% a year ago.
  A cash dividend of $0.05 per share will be paid November 24 to shareholders of record November 8.

Acquisition Update

Whidbey Island Bank completed its second FDIC-assisted acquisition this year with the four branch locations and substantially all of the assets and all non-brokered deposits of North County Bank, located in Arlington, Washington, on September 24, 2010. This follows the April 16th acquisition of the eight branch locations, 60% of the assets and substantially all of the non-brokered deposits of CityBank, located in Lynnwood, Washington. Following the acquisitions, the company filed Forms 8-K outlining the details of these transactions. “We encourage investors to carefully review the detailed disclosure for these transactions in our Forms 8-K which can be accessed by looking at the SEC Filings tab of our Investor Relations section on our website at www.wibank.com,” said Rick Shields, Chief Financial Officer.

The North County Bank acquisition added four full-service locations in Snohomish County and, after fair value adjustments, assets of approximately $279 million; loans of approximately $133 million; deposits of approximately $258 million; cash and cash equivalents of approximately $67 million; and short term high quality securities of approximately $22 million. The protection from the FDIC for covered assets was 80% for losses on single-family loans below $6.6 million or above $12.3 million and 80% for losses on commercial loans below $33.8 million and above $47.8 million. In addition, Washington Banking booked a bargain purchase gain of $17.5 million, core deposit intangible of $50,000 and an FDIC indemnification asset of $39 million for this transaction.

WBCO Reports Record 3Q10 Profits
October 28, 2010

After the fair value adjustments, the acquisition of CityBank brought $323.8 million in loans which are covered by a straight 80/20 loss sharing agreement with the FDIC. In addition, the company booked a bargain purchase gain of $1.8 million and an $84.1 million FDIC indemnification asset.

The covered loans are shown as a separate line item of the balance sheet and are not included in the net loans totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately per generally accepted accounting principles (GAAP) requirements. Both indemnification asset and the covered loan portfolio will decline over time, as the loans mature, payoff, or are otherwise resolved.

The following table shows the acquired deposits in both the North County and CityBank transactions. “Immediately following the acquisition of both banks, we adjusted rates on deposit accounts to reflect current yields being paid at our other Whidbey branches,” noted Wagner. “We anticipated that the repricing of certificates of deposits would result in some runoff of the deposit portfolio. Customers who chose not to accept the new rates on time deposits did not incur any prepayment penalties. As you can see with the City acquisition, we have substantially reduced the amount of time deposits, but have actually increased low-cost transaction deposits slightly. We are very pleased with the deposit retention rate achieved by our new employees and believe that the cultural fit of both acquisitions are excellent for Whidbey Island Bank.”

	North County Bank	CityBank
($ in thousands)	September 30,	April 16,	September 30,	Period
	2010	2010	2010	Change
Acquired Deposit Composition
Noninterest-Bearing Demand	$13,927	$31,543	$43,234	$11,691
NOW Accounts	18,116	2,765	25,708	22,943
Money Market	30,282	96,331	62,391	(33,940)
Savings	4,244	26,703	26,856	153
Time Deposits	178,764	492,762	337,571	(155,191)
Total Acquired Deposits	$245,333	$650,104	$495,760	$(154,344)

North County Bank had 46 employees in September, and 39 of these banking professionals were offered positions with Whidbey Island Bank following the closing weekend. “When we evaluate potential acquisitions we look at the entire organization, and the people and culture of these banks are as important as the tangible assets,” Wagner noted. “While the transactions are immediately accretive to earnings, we recognize that we are going to have to expend a great deal of time and energy to integrate the organizations, to account for the FDIC guarantees, and to work out the problem assets. Our approach is long-term, strategic and pragmatic. The North County branches provide excellent ‘in-fill’ for our network footprint in the desirable Snohomish County market.”

WBCO Reports Record 3Q10 Profits
October 28, 2010

Credit Quality – Non-covered Loans

“We have cautioned in past quarters that our credit metrics in our non-covered loan portfolio could decline without improvement in the regional economy,” said Joe Niemer, Chief Credit Officer. “As the low-level of economic activity persists, we have continued to see deterioration in the loan portfolio. We increased our nonperforming loans (NPLs) by $15.9 million, and most of these represent land development projects. It’s important to add that these are loans that have been in our portfolio, and some of the projects are still current on their payments. Nevertheless, because market conditions have continued to deteriorate and the sellout of these projects during the spring and summer did not meet expectations, they are now classified as nonperforming loans.” As a result, nonperforming loans increased in the quarter by $15.9 million to $21.5 million, or 2.57% of loans, which brought nonperforming assets to $25.6 million, or 1.40% of total assets at September 30, 2010. Other real estate owned (OREO) declined to $4.1 million from $5.0 million at the end of both the preceding and year ago quarters. NPLs are concentrated primarily in construction and development with most in the Skagit County market as shown in the following table:

Non-covered Loans
							Percent of
							total NPA
NPA by County Location	Island	King	Skagit	Whatcom	Other	Total	by loan type
($ in thousands)
9/30/2010
Commercial loans	$369	$-	$2,201	$-	$102	$2,672	10.43%
Real estate mortgages	1,090	2,109	1,363	884	-	5,446	21.26%
Real estate construction loans	5,483	-	6,944	825	-	13,252	51.74%
Consumer loans	148	-	-	-	-	148	0.58%
Other Real Estate Owned	434	-	1,075	2,586	-	4,095	15.99%
Total	$7,524	$2,109	$11,583	$4,295	$102	$25,613	100.00%

Percent of total NPA by location	29.38%	8.23%	45.22%	16.77%	0.40%	100.00%

The provision for loan losses was $4.0 million, which exceeded net charge-offs by $1.0 million. Net charge-offs in the third quarter were $3.0 million, or 1.42% of average loans annualized, compared to $2.0 million, or 0.99% of average loans the preceding quarter and $1.4 million, or 67 basis points of average loans for the third quarter a year ago. Net charge-offs in the indirect lending portfolio were $184,000 in the third quarter, compared to $224,000 in the preceding quarter, and $449,000 in the third quarter a year ago. The reserve for loan losses increased to 2.14% of total loans from 2.04% of loans at the end of June and 1.95% of loans a year ago.

Balance Sheet

Total assets increased 91% to $1.83 billion at September 30, 2010, compared to $959.7 million a year ago. Total non-covered loans increased to $837.0 million from $832.7 million at the end of the second quarter of 2010 and $816.3 million at the end of the third quarter of 2009. The non-covered

WBCO Reports Record 3Q10 Profits
October 28, 2010

loan portfolio is well diversified with commercial and industrial loans making up 18% of total loans and residential mortgages accounting for 6% of the portfolio. Owner-occupied commercial real estate loans represent approximately 21% of the portfolio and non-owner occupied commercial real estate account for approximately 21% of loans. Indirect consumer loans account for 11% of the portfolio and other consumer loans account for 10%. Construction and land development loans for residential properties represent 8% of loans and commercial construction and land development loans represent 5% of the portfolio.

Covered loans increased to $393.3 million and covered OREO totaled $27.3 million, and the FDIC indemnification asset increased to $124.7 million at September 30, 2010.

Total deposits grew 16% in the quarter and 98% year-over-year to $1.61 billion at September 30, 2010, compared to $1.38 billion at the end of June and $812 million a year ago. As a result of the acquisitions, noninterest-bearing demand deposits increased 79% year-over-year, now representing 12% of total deposits. Year-over-year, money market accounts increased 115% and now comprise 21% of total deposits; time deposits increased 118% in the quarter to $805 million and accounted for 50% of total deposits. Core deposits, excluding time deposits over $100,000 represent 79% of all deposits, up from 76% a year ago. “We continue to have no brokered certificates of deposits other than the CDARS (Certificate of Deposit Account Registry Service) program, which provides additional sources of insurance for local customers,” said Shields. “Because we only take CDARS from customers in our existing footprint, we consider them as part of our core deposit base.” Shareholders’ equity increased 64% to $179.7 million compared to $109.6 million a year ago. The increase in shareholders’ equity is primarily due to the $49.0 million secondary common stock offering completed in November 2009. Included in shareholders’ equity is the $25.2 million from the preferred shares issued to the U.S. Treasury in January of 2009. As a result of the equity offering in November 2009, one half of the warrants issued with the preferred shares were cancelled. Retained earnings increased 39% to $67.2 million, bringing tangible book value per common share to $9.90 at September 30, 2010, compared to $8.87 a year ago.

Operating Results

Revenue for the third quarter of 2010 was $37.8 million, compared to $21.2 million in the preceding quarter and $12.5 million a year ago. Net interest income, before the provision for loan losses, increased 4% to $16.7 million in the third quarter compared to $16.0 million in the linked quarter and grew 60% from $10.4 million in the third quarter a year ago. Interest income from covered loans contributed $5.5 million to 2010 third quarter revenues.

Noninterest income totaled $20.8 million in the third quarter, which included $17.5 million in the bargain purchase gain on acquisition and $812,000 related to the change in the FDIC indemnification asset.

Washington Banking’s net interest margin was 4.68% in the third quarter, an increase of one basis point from the preceding quarter, and down four basis points from the year ago quarter. “Our

WBCO Reports Record 3Q10 Profits
October 28, 2010

margin has been stable over the past year reflecting strong yields on earning assets and lower cost of liabilities,” Shields noted.

Third quarter noninterest expense increased 8% in the quarter and 74% year-over-year primarily due to additional expenses related to the two FDIC assisted acquisitions. The credit for OREO expenses in the third quarter is related to an adjustment of the prior quarter’s OREO expenses recoverable from the FDIC. Operating expenses were $12.8 million in the third quarter compared to $11.9 million in the preceding quarter and $7.4 million in the third quarter of 2009.

Conference Call Information

Management will host a conference call on Friday, October 29 at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss the quarterly and year-to-date financial results. The call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9722 at 10:00 a.m. PDT for conference ID #4365056. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com. Shortly after the call concludes, the replay will also be available at (303) 590-3030, using access code #4365056, where it will be archived for ninety days.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 30 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

WBCO Reports Record 3Q10 Profits October 28, 2010 Page 7

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	September 30,	June 30,	Month	September 30,	Year
	2010	2010	Change	2009	Change
Interest Income
Non-covered Loans	$13,536	$13,342	1%	$13,538	0%
Covered Loans	5,479	4,927	11%	-	NA
Taxable Investment Securities	699	507	38%	191	266%
Tax Exempt Securities	187	170	10%	130	43%
Other	99	95	5%	18	455%
Total Interest Income	20,000	19,041	5%	13,877	44%

Interest Expense
Deposits	3,075	2,805	10%	3,201	-4%
Other Borrowings	59	93	-36%	94	-37%
Junior Subordinated Debentures	135	121	12%	139	-3%
Total Interest Expense	3,269	3,019	8%	3,434	-5%

Net Interest Income	16,731	16,022	4%	10,443	60%

Provision for Loan Losses	3,950	2,550	55%	2,500	58%
Net Interest Income after Provision for Loan Losses	12,781	13,472	-5%	7,943	61%

Noninterest Income
Service Charges and Fees	907	856	6%	909	0%
Electronic Banking Income	511	447	14%	376	36%
Investment Products	120	178	-33%	38	218%
Bank Owned Life Insurance Income	61	98	-38%	106	-43%
Income from the Sale of Loans	352	204	73%	138	155%
SBA Premium Income	126	206	-39%	49	155%
Change in FDIC Indemnification Asset	812	785	3%	-	NA
Bargain Purchase Gain on Acquisition	17,511	1,757	897%	-	NA
Other Income	448	540	-17%	232	94%
Total Noninterest Income	20,848	5,071	311%	1,848	1028%

Noninterest Expense
Compensation and Employee Benefits	6,615	6,528	1%	3,638	82%
Occupancy and Equipment	1,677	1,338	25%	1,099	53%
Office Supplies and Printing	299	311	-4%	198	51%
Data Processing	403	397	2%	141	186%
Consulting and Professional Fees	92	131	-30%	184	-50%
Intangible Amortization	234	191	23%	-	NA
Merger Related Expenses	978	676	45%	-	NA
FDIC Premiums	562	254	121%	283	98%
OREO & Repossession Expenses	(23)	471	-105%	389	NA
Other	2,007	1,630	23%	1,446	39%
Total Noninterest Expense	12,844	11,927	8%	7,378	74%

Income Before Income Taxes	20,785	6,616	214%	2,413	761%
Provision for Income Taxes	7,085	2,049	246%	740	858%
Net Income	13,700	4,567	200%	1,673	719%
Preferred dividends	415	415	0%	414	0%
Net Income available to common shareholders	$13,285	$4,152	220%	$1,259	955%
Earnings per Common Share
Net Income per Share, Basic	$0.87	$0.27	220%	$0.13	557%

Net Income per Share, Diluted	$0.86	$0.27	220%	$0.13	552%

Average Number of Common Shares Outstanding	15,309,000	15,305,000		9,532,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,473,000	15,466,000		9,554,000

WBCO Reports Record 3Q10 Profits October 28, 2010 Page 8

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Nine Months Ended		One
($ in thousands, except per share data)	September 30,		Year
	2010	2009	Change
Interest Income
Non-covered Loans	39,962	39,782	0%
Covered Loans	10,406	-	NA
Taxable Investment Securities	1,620	468	246%
Tax Exempt Securities	514	292	76%
Other	231	28	725%
Total Interest Income	52,733	40,570	30%

Interest Expense
Deposits	8,383	10,106	-17%
Other Borrowings	243	341	-29%
Junior Subordinated Debentures	374	543	-31%
Total Interest Expense	9,000	10,990	-18%

Net Interest Income	43,733	29,580	48%

Provision for Loan Losses	8,650	7,950	9%
Net Interest Income after Provision for Loan Losses	35,083	21,630	62%

Noninterest Income
Service Charges and Fees	2,498	2,620	-5%
Electronic Banking Income	1,325	1,034	28%
Investment Products	348	368	-5%
Bank Owned Life Insurance Income	241	312	-23%
Income from the Sale of Loans	697	708	-2%
SBA Premium Income	378	83	358%
Change in FDIC Indemnification Asset	1,596	-	100%
Bargain Purchase Gain on Acquisition	19,268	-	100%
Other Income	1,310	800	64%
Total Noninterest Income	27,661	5,925	367%

Noninterest Expense
Compensation and Employee Benefits	17,471	10,499	66%
Occupancy and Equipment	4,042	3,203	26%
Office Supplies and Printing	820	577	42%
Data Processing	1,011	418	142%
Consulting and Professional Fees	490	564	-13%
Intangible Amortization	425	-	NA
Merger Related Expenses	1,654	-	NA
FDIC Premiums	1,068	1,106	-3%
OREO & Repossession Expenses	641	982	-35%
Other	4,924	3,763	31%
Total Noninterest Expense	32,546	21,112	54%

Income Before Income Taxes	30,198	6,443	369%
Provision for Income Taxes	9,937	1,965	406%
Net Income	20,261	4,478	352%
Preferred dividends	1,244	1,185	5%
Net income available to common shareholders	$19,017	$3,293	477%
Earnings per Common Share
Net Income per Share, Basic	$1.24	$0.35	259%

Net Income per Share, Diluted	$1.23	$0.35	257%

Average Number of Common Shares Outstanding	15,303,000	9,519,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,452,000	9,541,000

WBCO Reports Record 3Q10 Profits October 28, 2010 Page 9

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	September 30,	June 30,	Month	September 30,	Year
	2010	2010	Change	2009	Change
Assets
Cash and Due from Banks	$24,572	$19,474	26%	$16,651	48%
Interest-Bearing Deposits with Banks	141,630	135,746	4%	180	NA
Fed Funds Sold	4,963	8,000	-38%	25,365	-80%
Total Cash and Cash Equivalents	171,165	163,220	5%	42,196	306%

Investment Securities Available for Sale	200,448	156,065	28%	56,204	257%

FHLB Stock	7,576	7,174	6%	2,430	212%

Loans Held for Sale	7,785	4,295	81%	2,951	164%

Loans Receivable	837,017	832,739	1%	816,316	3%
Less: Allowance for Loan Losses	(17,936)	(16,975)	6%	(15,882)	13%
Non-covered Loans, Net	819,081	815,764	0%	800,434	2%

Covered Loans	393,347	288,055	37%	-	NA
Premises and Equipment, Net	37,462	25,676	46%	25,649	46%
Bank Owned Life Insurance	17,217	17,156	0%	17,134	0%
Other Intangible Assets, net	2,919	3,103	-6%	-	NA
Other Real Estate Owned	4,095	4,984	-18%	5,012	-18%
Covered Other Real Estate Owned	27,250	14,178	92%	-	NA
FDIC Indemnification Asset	124,709	84,897	47%	-	NA
Other Assets	17,130	16,775	2%	7,656	124%
Total Assets	$1,830,184	$1,601,342	14%	$959,666	91%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$187,009	$165,962	13%	$104,761	79%
NOW Accounts	194,370	164,859	18%	134,190	45%
Money Market	336,329	271,524	24%	156,582	115%
Savings	88,085	81,252	8%	47,172	87%
Time Deposits	805,471	700,142	15%	369,313	118%
Total Deposits	1,611,264	1,383,739	16%	812,018	98%
FHLB Overnight Borrowings	-	-	NA	-	NA
Other Borrowed Funds	-	10,000	NA	10,000	NA
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	13,404	16,037	-16%	2,282	487%
Total Liabilities	1,650,442	1,435,550	15%	850,074	94%
Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per shares); issued
and outstanding 26,380 at 9/30/10, 6/30/10 and	25,249	25,164	0%	24,911	1%
9/30/2009

Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,310,893 at 9/30/2010,
15,309,318 at 6/30/10 and 9,547,946 at 9/30/09	85,123	84,972	0%	35,753	138%
Retained Earnings	67,181	54,354	24%	48,381	39%
Other Comprehensive Income	2,189	1,302	68%	547	-300%
Total Shareholders' Equity	179,742	165,792	8%	109,592	64%
Total Liabilities and Shareholders' Equity	$1,830,184	$1,601,342	14%	$959,666	91%

WBCO Reports Record 3Q10 Profits October 28, 2010 Page 10

ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
($ in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Allowance for Loan Losses Activity:

Balance at Beginning of Period	$16,975	$16,464	$14,770	$16,212	$12,250
Indirect Loans:
Charge-offs	(352)	(393)	(650)	(1,150)	(1,781)
Recoveries	168	169	201	554	660
Indirect Net Charge-offs	(184)	(224)	(449)	(596)	(1,121)

Other Loans:
Charge-offs	(2,863)	(1,926)	(1,540)	(6,703)	(4,180)
Recoveries	58	111	601	373	983
Other Net Charge-offs	(2,805)	(1,815)	(939)	(6,330)	(3,197)

Total Net Charge-offs	(2,989)	(2,039)	(1,388)	(6,926)	(4,318)
Provision for loan losses	3,950	2,550	2,500	8,650	7,950
Balance at End of Period	$17,936	$16,975	$15,882	$17,936	$15,882

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-offs, to Avg Indirect Loans, Annualized (1)	0.74%	0.91%	1.69%	0.77%	1.41%
Other Loans Net Charge-offs, to Avg Other Loans, Annualized(1)	1.51%	1.00%	0.52%	1.17%	0.60%
Net Charge-offs to Average Total Loans(1)	1.42%	0.99%	0.67%	1.12%	0.70%

	September 30,	June 30,	September 30,
	2010	2010	2009
Nonperforming Non-covered Assets

Nonperforming Loans (2)	$21,518	$5,581	$3,179
Other Real Estate Owned	4,095	4,984	5,012
Total Nonperforming Assets	$25,613	$10,565	$8,191

Nonperforming Non-covered Loans to Loans (1)	2.57%	0.67%	0.39%
Nonperforming Non-covered Assets to Assets	1.40%	0.66%	0.85%
Allowance for Loan Losses to Nonperforming Non-covered Loans	83.35%	304.18%	499.60%
Allowance for Loan Losses to Non-covered Loans	2.14%	2.04%	1.95%

Non-covered Loan Composition
Commercial	146,997	$139,780	$90,919
Real Estate Mortgages
One-to-Four Family Residential	47,723	48,135	55,914
Commercial	351,560	350,837	354,449
Real Estate Construction
One-to-Four Family Residential	69,341	70,020	73,409
Commercial	38,943	39,941	38,226
Consumer
Indirect	93,356	93,663	105,358
Direct	86,844	88,083	95,449
Deferred Fees	2,253	2,280	2,592
Total Non-covered Loans	$837,017	$832,739	$816,316

Time Deposit Composition
Time Deposits $100,000 and more	321,224	270,420	157,071
All other time deposits	466,904	409,249	175,299
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	17,343	20,473	29,443
Non-CDARS	-	-	7,500
Total Time Deposits	$805,471	$700,142	$369,313

(1) Excludes Loans Held for Sale. (2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports Record 3Q10 Profits October 28, 2010 Page 11

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
($ in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Revenues (1) (2)	$37,814	$21,222	$12,462	$72,063	$35,969

Averages
Total Assets	$1,612,912	$1,533,530	$946,723	$1,394,675	$926,747
Non-covered Loans and Loans Held for Sale	842,709	829,226	821,375	830,919	825,871
Covered Loans	287,169	258,360	-	182,895	-
Interest Earning Assets	1,438,828	1,394,174	892,106	1,270,456	872,843
Deposits	1,393,329	1,322,384	799,179	1,185,059	774,518
Common Shareholders' Equity	$142,000	$137,995	$83,988	$138,139	$82,427

Financial Ratios
Return on Average Assets, Annualized	3.37%		1.12%	0.70%	1.94%	0.65%
Return on Average Common Equity, Annualized (3)	37.12%		12.08%	5.95%	18.41%	5.34%
Efficiency Ratio (2)	33.97%		55.87%	59.20%	45.16%	58.69%
Yield on Earning Assets (2)	5.58%		5.54%	6.25%	5.62%	6.29%
Cost of Interest Bearing Liabilities	1.04%		1.01%	1.87%	1.12%	2.05%
Net Interest Spread	4.54%		4.53%	4.38%	4.50%	4.24%
Net Interest Margin (2)	4.68%		4.67%	4.72%	4.67%	4.60%

Tangible Book Value Per Share (4)	$9.90		$8.98	$8.87
Tangible Common Equity (4)	8.30%		8.60%	8.82%

	September 30,		June 30,	September 30,	Regulatory Requirements
					Adequately-	Well-
	2010		2010	2009	capitalized	capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated	18.63%	(5)	20.47%	16.39%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated	17.40%	(5)	19.21%	15.14%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated	12.38%	(5)	11.38%	14.16%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank	18.61%	(5)	20.05%	16.26%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	17.35%	(5)	18.79%	15.00%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank	20.20%	(5)	11.13%	14.04%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.

(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

(3) Return on average common equity is adjusted for preferred stock dividends.

(4) Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.

(5) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports Record 3Q10 Profits
October 28, 2010

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income. cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings to operating earnings (non-GAAP) for the periods presented:

		Quarter Ended		Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

GAAP Earnings Available to Common Shareholders	$13,285	$4,152	$1,259	$19,017	$3,293
Provision for Income Taxes	7,085	2,049	740	9,937	1,965
GAAP Earnings Available to Common Shareholders before Provision for Income Taxes	20,370	6,201	1,999	28,954	5,258
Adjustments to GAAP Earnings Available to Common Shareholders
Gain on Acqusitions	(17,511)	(1,757)	-	(19,268)	-
Acquisition-Related Costs	978	676	-	1,654	-
Operating Earnings Before Taxes	3,837	5,120	1,999	11,340	5,258
Provision for Income Taxes	(1,343)	(1,792)	(740)	(3,969)	(1,965)
Net Operating Earnings	$2,494	$3,328	$1,259	$7,371	$3,293

Diluted GAAP Earnings per Common Share	$0.86	$0.27	$0.13	$1.23	$0.35
Diluted Operating Earnings per Common Share	$0.16	$0.22	$0.13	$0.48	$0.35

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

WBCO Reports Record 3Q10 Profits
October 28, 2010

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	September 30,	June 30,	September 30,
($ in thousands, except per share data)	2010	2010	2009

Total Shareholders' Equity	$179,742	$165,792	$109,592
Adjustments to Shareholders' Equity
Preferred Stock	(25,249)	(25,164)	(24,911)
Other Intangible Assets, net (1)	(2,919)	(3,103)	-
Tangible Common Equity	151,574	137,525	84,681

Total Assets	$1,830,184	$1,601,342	$959,666
Adjustments to Total Assets
Other Intangible Assets, net (1)	(2,919)	(3,103)	-
Tangible Assets	1,827,265	1,598,239	959,666

Common Shares Outstanding at Period End	15,310,893	15,309,318	9,547,946

Tangible Common Equity	8.30%	8.60%	8.82%
Tangible Book Value per Common Share	$9.90	$8.98	$8.87

(1) Other intangible assets, net excludes mortgage servicing rights

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as the transition of North County Bank operations, employees and customers, future operating results, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain CityBank and/or North County Bank customers or employees and expenses associated with the integration of acquired bank operations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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Note: Transmitted on GlobeNewswire at 1:15 p.m. PDT October 28, 2010.